Exhibit 99.1

July 17, 2008

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828 kentringer@caseycomm.com

Cass Information Systems, Inc. Reports

9% Increase in 2nd Quarter Net Income

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, utility and telecom invoice payment and information services reported second quarter 2008 net income of $4.6 million, a 9% increase over the $4.2 million in net income reported in the second quarter of 2007. The company posted earnings of $.48 per fully-diluted share over the period, a 7% increase over the $.45 per fully-diluted share earned a year earlier.

2008 2nd Quarter Recap

	6/30/08	6/30/07	% Change
Transportation Dollar Volume	$4.4 billion	$3.7 billion	18%
Utility Dollar Volume	$2.3 billion	$1.8 billion	23%
Revenues	$22.7 million	$22.1 million	3%
Net Income	$4.6 million	$4.2 million	9%
Diluted Earnings per Share	$.48	$.45	7%

Payment and processing fees increased 12%, or $1.3 million, compared to the year-earlier period. Utility transaction volume was up 15% and utility dollar volume rose 23% due to new business and heightened activity from existing customers.

Net investment income decreased $606,000, or 6%, primarily due to the overall decline in interest rates.

Operating expenses were up 4%, or $576,000, as a result of higher employee costs related to transaction growth. Income tax expense decreased 16%, or $303,000, due to the change in the mix of the company’s investment portfolio.

“The excellent growth in transaction volume experienced by our utility and freight invoice processing operations helped overcome the negative effects of the current low interest rate environment and enabled the company to turn in a solid quarter,” said Lawrence A. Collett, Cass chief executive officer and chairman of the board. “The results make us optimistic about the company’s ability to meet our goals in the second half of 2008.”

Six-Month 2008 Recap

	6/30/08	6/30/07	% Change
Transportation Dollar Volume	$8.2 billion	$7.1 billion	16%
Utility Dollar Volume	$4.5 billion	$3.6 billion	25%
Revenues	$44.6 million	$43.7 million	2%
Net Income	$8.6 million	$8.4 million	2%
Diluted Earnings per Share	$.91	$.90	1%

Over the first six months of 2008, payment and processing fees increased 9%, or $2.1 million, compared to the year-earlier period. Utility transaction volume was up a strong 14% and utility dollar volume rose 25%.

Net investment income decreased $1,053,000, or 5%, primarily due to the overall decline in interest rates.

Operating expenses were up 5%, or $1,603,000, as a result of higher employee costs related to transaction growth. Income tax expense decreased 21%, or $862,000, due to the change in the mix of the company’s investment portfolio.

Due to its lack of exposure to sub-prime mortgage loans, mortgage-backed securities, or residential development loans of any kind, the issues that are having a significant detrimental effect on the financial community should not affect Cass in such a manner.

About Cass Information Systems

Cass Information Systems is the leading provider of transportation, utility and telecom invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses over $24 billion annually on behalf of customers from processing centers in St. Louis, Mo., Columbus, Ohio, Boston, Mass., Greenville, S.C. and Wellington, Kansas. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. Cass is part of the Russell 2000® Index and earlier this year was one of only 27 companies to be honored with a 2008 Supplier Excellence Award by AT&T Inc. (NYSE:T) for its service in utility management.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2007.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended June 30, 2008 and 2007:

	Quarter Ended 6/30/08	Quarter Ended 6/30/07	Six Months Ended 6/30/08	Six Months Ended 6/30/07
Transportation Invoice Volume	6,765	6,026	12,737	11,683
Transportation Dollar Volume	$4,355,522	$3,684,047	$8,213,095	$7,095,441
Utility Transaction Volume	2,618	2,271	5,150	4,511
Utility Dollar Volume	$2,257,471	$1,832,094	$4,493,361	$3,606,098

Payment and Processing Fees	$12,744	$11,399	$24,791	$22,648
Net Investment Income	9,414	10,020	18,727	19,780
Other	560	652	1,124	1,266

Total Revenues	$22,718	$22,071	$44,642	$43,694

Salaries and Benefits	$12,496	$11,896	$24,933	$23,435
Occupancy	560	532	1,100	1,022
Equipment	872	877	1,696	1,689
Other	2,580	2,627	5,139	5,119

Total Operating Expenses	$16,508	$15,932	$32,868	$31,265

Income from Operations before Income Taxes	$6,210	$6,139	$11,774	$12,429
Provision for Income Taxes	1,644	1,947	3,189	4,051

Net Income	$4,566	$4,192	$8,585	$8,378

Basic Earnings per Share	$.50	$.46	$.94	$.91

Diluted Earnings per Share	$.48	$.45	$.91	$.90

Average Earning Assets	$803,611	$789,525	$801,903	$784,601
Net Interest Margin	5.59%	5.51%	5.48%	5.49%
Allowance for Loan Losses to Loans	1.07%	1.31%	1.07%	1.31%
Non-performing Loans to Total Loans	.57%	.55%	.57%	.55%

Net Loan Charge-offs to Loans	.14%	.04%	.23%	.04%
Provision for Loan Losses	$650	$225	$1,100	$450